Exhibit 10.1

Execution

CREDIT AGREEMENT

dated as of

January 31, 2007

between

BALDOR ELECTRIC COMPANY

The SUBSIDIARY GUARANTORS Party Hereto

The LENDERS Party Hereto

and

BNP PARIBAS,

as Administrative Agent

SUNTRUST BANK,

as Syndication Agent

$1,200,000,000

BNP PARIBAS SECURITIES CORP. AND SUNTRUST CAPITAL MARKETS, INC.

as Joint-Lead Arrangers and Joint-Bookrunners

- i -

- ii -

SCHEDULE I	-	Revolving Credit Commitments
SCHEDULE II	-	Material Agreements and Liens
SCHEDULE III	-	Restrictive Agreements
SCHEDULE IV	-	Litigation
SCHEDULE V	-	Environmental Matters
SCHEDULE VI	-	Subsidiaries and Investments
SCHEDULE VII	-	Real Property
SCHEDULE VIII	-	Labor Matters

EXHIBIT A	-	Form of Assignment and Acceptance
EXHIBIT B	-	Form of Security Agreement
EXHIBIT C	-	[Reserved]
EXHIBIT D	-	Form of Mortgage
EXHIBIT E	-	Form of Guarantee Assumption Agreement
EXHIBIT F-1	-	Form of Opinion of Counsel to the Obligors
EXHIBIT F-2	-	Form of Opinion of Counsel to the Obligors
EXHIBIT G	-	Form of Opinion of Local Counsel
EXHIBIT H	-	Form of Opinion of Special New York Counsel to BNPP
EXHIBIT I	-	Form of Term Lender Addendum

- iii -

CREDIT AGREEMENT dated as of January 31, 2007, between BALDOR ELECTRIC COMPANY, the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and BNP PARIBAS, as Administrative Agent.

The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make loans and extend credit to it, under the guarantee of the Subsidiary Guarantors (as so defined), in an aggregate principal or face amount not exceeding $1,200,000,000, to finance the Acquisition (as so defined), to refinance certain existing indebtedness of the Obligors, to enable certain capital expenditures by the Obligors and for other purposes. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Companies” means (a) Reliance Electric Company, a Delaware corporation, (b) REC Holding, Inc., a Delaware corporation, (c) Reliance Electric Technologies, LLC a Delaware limited liability company, (d) Reliance Electric Company Canada, ULC, an Alberta corporation, (e) Dodge de Mexico S.A. de C.V., a Mexican corporation, (f) Reliance Electric Company Europe GmbH, a German corporation, and (g) Rockwell Automation Power Systems (Shanghai) Company Limited, a Chinese limited liability company.

“Acquisition” means the transactions contemplated by the Purchase Agreement that are to take place either prior to or substantially simultaneously on the Effective Date.

“Adjusted LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means BNPP, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Sections 2.04 or 2.05 or in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of a Swingline Lender or an Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of both Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of both Classes hereunder. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (a) in the case of the Term Loans, 1.75% per annum for Eurodollar Loans and 0.75% per annum for ABR Loans and (b) in the case of the Revolving Loans and the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread or “Commitment Fee Rate”, respectively, based upon the Total Leverage Ratio as of the most recent determination date; provided that (subject to the last sentence of this definition) until the date three Business Days after delivery to the Administrative Agent of the consolidated financial statements for the period ending June 30, 2007 required by Section 6.01(b), the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Total Leverage Ratio:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Greater than 5.75 to 1.0	1.750%	2.750%	0.500%

Category 2 Less than or equal to 5.75 to 1.0 and greater than 4.75 to 1.0	1.250%	2.250%	0.500%

Category 3 Less than or equal to 4.75 to 1.0 and greater than 3.00 to 1.0	0.750%	1.750%	0.375%

Category 4 Less than or equal to 3.00 to 1.0	0.500%	1.500%	0.375%

For purposes of the foregoing, (i) the Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Excess Cash Flow” means, (a) with respect to any fiscal year for which the Borrower is required to make a Waivable Mandatory Prepayment pursuant to Section 2.10(b)(iii), an amount equal to that portion (if any) of Excess Cash Flow for such fiscal year payable to those Lenders that have elected to exercise the option not to receive such prepayment and (b) with respect to any other fiscal year, an amount equal to Excess Cash Flow for such fiscal year.

“Basic Documents” means the Loan Documents, the Senior Unsecured Notes, the Senior Unsecured Notes Indenture and the Purchase Agreement.

“BNPP” means BNP Paribas.

“BNPPLC” means BNP Paribas Leasing Corporation, a Delaware corporation, which is a wholly owned subsidiary (indirectly) of BNPP.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Baldor Electric Company, a Missouri corporation.

“Borrowing” means (a) all Syndicated ABR Loans of the same Class made, converted or continued on the same date, (b) all Eurodollar Loans of the same Class that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Capital Expenditures” means, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow from Operations” means, for any period, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the sum of the following:

(a) net income (calculated after taxes, Interest Expense, discontinued operations expense (income), extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period, plus (if expense) or minus (if benefit),

(b) the amount of net non-cash deferred income taxes (to the extent deducted or added in determining net income for such period), plus (if a loss) or minus (if a gain),

(c) gains and losses on sales of property, plant and equipment for such period plus,

(d) depreciation and amortization for such period (to the extent deducted in determining net income for such period), plus (if a decrease) or minus (if an increase),

(e) the net change in the amount of working capital items other than cash, without duplication, from the beginning to the end of such period (with working capital to mean an amount equal to current assets (other than cash and cash equivalents) minus current liabilities (other than the current portion of long-term debt and current portion of capital lease obligations), plus (if expense) or minus (if income),

(f) non-cash pension expense or income (to the extent deducted or added in determining net income for such period), minus the amount of cash contributions to pension plans, without duplication, plus (if expense) or minus (if income),

(g) non-cash discontinued operations expense or income (to the extent deducted or added in determining the net income for such period), minus the amount of cash settlements and other related payments with respect to discontinued operations, plus the amount of cash receipts with respect to discontinued operations, minus (if an increase) or plus (if a decrease),

(h) the net change in the amount of other assets (except those assets which are accounted for as investing or financing activities) from the beginning to the end of such period, without duplication, minus (if a decrease) or plus (if an increase),

(i) the net change in the amount of other liabilities (except for those liabilities which are accounted for as investing or financing activities) from the beginning to the end of such period, without duplication.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Control” means the occurrence of any one or more of the following events:

(a) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder), shall become, directly or indirectly, the beneficial owner of capital stock representing more than 30% of the ordinary voting power represented by the issued and outstanding voting stock of the Borrower; or

(b) a majority of the incumbent directors of the Borrower cease to be persons who were either (x) directors of the Borrower on the date hereof or (y) new directors (such persons being herein called “New Members”) appointed or nominated for election by one or more persons who were members of the board of directors of the Borrower on the date hereof or who were appointed or nominated by one or more such New Members whether or not they were members on the date hereof.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Revolving Credit Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Loan Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Account” has the meaning assigned to such term in Section 4.01 of the Security Agreement.

“Collateral” means all property in which a Lien is granted or created (or purported to be granted or created) or that is assigned as security pursuant to any Loan Document in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.

“Commitment” means a Revolving Credit Commitment or Term Loan Commitment, or any combination thereof (as the context requires).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means any Subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) if material adverse tax consequences to the Borrower or any of its other Subsidiaries would result from such Subsidiary becoming a Subsidiary Guarantor.

“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Indebtedness, other than Indebtedness permitted by Section 7.01 as in effect on the date hereof (without regard to any modification or waiver of any of the provisions of Section 7.01 after the date hereof).

“Debt Service” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) made during such period plus (b) all Interest Expense for such period. Debt Service shall be calculated on a Pro Forma Basis to give effect to any acquisitions (including the acquisition contemplated by the Purchase Agreement) and/or Dispositions permitted by Section 7.03 and consummated at any time on or after the first day of the relevant period as if each such permitted acquisition had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule IV and the environmental matters disclosed in Schedule V.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person excluding any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Controlled Foreign Corporation.

“EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following for such period: (a) net income plus (in each case, to the extent deducted in determining net income for such period) (b) (i) the aggregate amount of income tax expense plus (ii) net interest expense plus (iii) depreciation plus (iv) amortization plus (v) other non-cash charges plus (g) non-recurring cash charges to be determined. EBITDA shall be calculated on a Pro Forma Basis.

“Effective Date” means the date on which the conditions specified in Section 5.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any property covered by the Mortgage(s) or any part of the Mortgage Estate thereunder in favor of any governmental entity), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the Effective Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any capital stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower or any of its Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any wholly owned

Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any wholly owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excess Cash Flow” means, for any period, the result of the following calculation for such period determined on a consolidated basis for the Borrower and its Subsidiaries without duplication in accordance with GAAP: (a) Cash Flow From Operations minus (b) Capital Expenditures minus (c) Debt Service less any Interest Expense.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fixed Charges Ratio” means, as at any date, the ratio of (a) the sum for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date of EBITDA minus Capital Expenditures (except for any such Capital Expenditures to the extent constituting Capital Lease Obligations or financed with the proceeds of Indebtedness) to (b) the sum for such period of Debt Service plus the sum of mandatory preferred dividends paid in cash plus cash tax payments plus payments made in cash (to the extent not covered by insurance) paid in settlement of legal disputes (whether resolved by litigation, arbitration, consensual agreement or otherwise).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit E by an entity that, pursuant to Section 6.10 is required to become a “Subsidiary Guarantor” hereunder in favor of the Administrative Agent.

“Guarantor Mergers” has the meaning assigned to such term in Section 6.10(d).

“Guarantor Successions” has the meaning assigned to such term in Section 6.10(d).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable outstanding for less than 120 days incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Guarantors” means each of Baldor Sub 1, Inc., Baldor Sub 2, Inc. and Baldor Sub 3, Inc.

“Interest Election Request” means a request by the Borrower to convert or continue a Syndicated Borrowing in accordance with Section 2.07.

“Interest Expense” means, for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period

(whether or not actually paid or received during such period). Interest Expense shall be calculated on a Pro Forma Basis to give effect to any acquisitions (including the acquisition contemplated by the Purchase Agreement) and/or Dispositions permitted by Section 7.03 and consummated at any time on or after the first day of the relevant period as if each such permitted acquisition had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, for any Eurodollar Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter or, for any period ending on or prior to the end of the first month following the Effective Date, one, two or three weeks thereafter, in each case, as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Syndicated Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Issuing Lender” means (a) BNPP, (b) any assign or successor in such capacity as provided in Section 2.05(j) and (c) each other Issuing Lender designated pursuant to Section 2.05(l), in each case, in its capacity as an issuer of Letters of Credit hereunder.

“Junior Indebtedness” means, collectively, the Senior Unsecured Notes and any other Indebtedness of the Borrower or its Subsidiaries that is either unsecured or subordinated to the Obligations.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to a Term Lender Addendum or an Assignment and Acceptance, as the case may be, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two

Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, the Term Lender Addenda, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Change” means (a) for purposes of each representation and warranty made or deemed made by the Borrower under Section 4.04(c) on or before the Effective Date, any change in the business, financial condition or operations of the Acquired Companies, taken as a whole, since the date of the Purchase Agreement that has had a “Material Adverse Effect” as defined in the Purchase Agreement and (b) for purposes of each representation and warranty made or deemed made by the Borrower under Section 4.04(c) after the Effective Date, any event, development or circumstance since December 31, 2005 that has had or could reasonably be expected to have a material adverse effect on (i) the Transaction, (ii) the business, assets, property, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or of the Acquired Companies, taken as a whole, or (iii) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the business, assets, property, or condition (financial or otherwise) of the Borrower and its

Subsidiaries, taken as a whole, or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Mortgage(s)” means, collectively, one or more instruments of mortgage, deed of trust, security deed or deed to secure debt executed by the relevant Obligor in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in each case substantially in the form of Exhibit D, with local law changes, and covering the respective properties and leasehold interests identified in Schedule VII hereto, as such instruments shall be modified and supplemented and in effect from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” means:

(a) in the case of any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition; provided that (i) Net Available Proceeds shall be net of (x) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition and (y) any Federal, state and local income or other taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Federal, state or local governmental authority within three months of the date of such Disposition) and (ii) Net Available Proceeds shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property;

(b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Borrower and its Subsidiaries in respect of such Casualty Event net of (i) reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Borrower or any of its Subsidiaries in respect of such Casualty Event;

(c) in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Equity Issuance net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith; and

(d) in the case of any Debt Incurrence, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of such Debt Incurrence net of reasonable expenses incurred by the Borrower and its Subsidiaries in connection therewith.

“Obligations” means, with respect to the Borrower, the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, without limitation, (i) interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans, (ii) interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, (iii) the Structured Lease Obligations and (iv) obligations under Hedging Agreements) to the Administrative Agent or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, the Structured Lease Finance Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements) and, with respect to any Subsidiary Guarantor, and all other obligations and liabilities of such Subsidiary Guarantor under the Guarantee in Section 3 hereof.

“Obligor” means the Borrower and each Subsidiary Guarantor.

“Optional Junior Payment” has the meaning assigned to such term in Section 7.10.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., or from Moody’s Investors Services, Inc;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and has a long-term debt rating of at least “A” by Standard & Poor’s Ratings Services or “A2” by Moody’s Investors Services, Inc; and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition.

“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals and replacements of such Indebtedness; provided that no such extension, renewal or replacement shall (i) increase the outstanding principal amount of such Indebtedness, (ii) contain any terms or conditions less favorable to the Borrower or its Subsidiaries than the existing terms and conditions of such Indebtedness or (iii) contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness; provided further that if such Indebtedness was subordinated to the Obligations, any such extended, renewed, or replaced Indebtedness shall also be subordinated to the Obligations on the same terms as such original Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Actions” has the meaning assigned to such term in Section 5.01(g).

“Prime Rate” means, on any day the rate of interest established by BNPP as its prevailing “base rate” or “prime rate” for loans in Dollars in the United States of America, with each change in such rate to be effective for purposes of this Agreement and the transactions contemplated hereby without necessity of any action on the part of any Person, on the day on which such change is effective, it being understood that such rate does not and shall not necessarily reflect the best or lowest rate of interest available to BNPP’s best or preferred commercial customers. Such rate is a rate set by BNPP based upon various factors including BNPP’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Principal Payment Dates” means the first Quarterly Date falling after the Effective Date and the next 27 Quarterly Dates falling consecutively thereafter.

“Pro Forma Basis” means, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of such period:

(i) in making any determination of EBITDA, pro forma effect shall be given to any permitted Disposition and to any permitted acquisition (including the transactions contemplated by the Purchase Agreement), in each case that occurred during such period; and

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated in connection with the determination of the Fixed Charges Ratio, the Total Leverage Ratio or the Senior Secured Leverage Ratio, whether incurred under this Agreement or otherwise) incurred or permanently repaid during such period shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness for which pro forma effect is being given as provided in preceding clause (x) bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such period.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined reasonably and in good faith by a Financial Officer of Borrower; provided that Borrower delivers to the Administrative Agent a certificate of a Financial Officer setting forth such pro forma calculations.

“Purchase Agreement” means the Purchase Agreement dated as of November 6, 2006 by and among the Borrower, the Seller and the “RA Sub Sellers” referred to therein.

“Quarterly Dates” means the quarter-annual anniversaries of the Effective Date; provided, that (i) if any Quarterly Date would otherwise not fall on a day that is not a Business Day, such Quarterly Date shall be the next succeeding Business Day falling after such day unless such next succeeding Business Day would fall in the next calendar month, in which case such Quarterly Date shall be the next preceding Business Day falling before such day, and (ii) if any month in which a Quarterly Date is scheduled to fall does not have a day numerically corresponding to the Effective Date, such Quarterly Date be the last Business Day of such month.

“RA Sub Sellers” has the meaning assigned to such term in the Purchase Agreement.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reliance Significant Subsidiaries” means each of Reliance Electric Company, Reliance Electrical Technologies, LLC and REC Holding, Inc.

“Required Lenders” means, at any time, subject to the second to last paragraph of Section 10.02(b), Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $200,000,000.

“Revolving Credit Commitment Termination Date” means the Quarterly Date falling on or nearest to the fifth anniversary of the Effective Date.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the “Secured Parties” under and as defined in the Security Agreement.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit B between the Borrower, the Subsidiary Guarantors and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Mortgage(s), all Share Pledges required by the Security Agreement, all Uniform Commercial Code financing statements required by the Security Agreement or the Mortgage(s) filed with respect to the security interests in personal property and fixtures created pursuant to the Security

Agreement or the Mortgage(s) and any Guarantee Assumption Agreement required to be delivered by Section 6.10.

“Seller” means Rockwell Automation, Inc., a Delaware corporation.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) the aggregate amount of secured Indebtedness of the Borrower and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP) to (b) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Senior Unsecured Notes” means the 8 5/8t% Senior Unsecured Notes of the Borrower due February 15, 2017 in the initial aggregate principal amount not exceeding $550,000,000 issued pursuant to Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” means, the Base Indenture dated January 31, 2007 between the Borrower, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee, together with the Supplemental Indenture date January 31, 2007 between the Borrower, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee.

“Share Pledge” means each “Share Pledge” under and as defined in the Security Agreement.

“Significant Subsidiary” means, at any time of determination, any Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than 5% of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, at such time.

“Statutory Reserve Rate” means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Structured Lease Finance Agreements” means, collectively, as the same may be extended or otherwise amended from time to time:

(1) the Common Definitions and Provisions Agreement dated as of July 20, 2005 between Borrower and BNPPLC;

(2) the Ground Lease dated as of July 20, 2005 from Borrower to BNPPLC;

(3) the Construction Management Agreement dated as of July 20, 2005 between Borrower and BNPPLC;

(4) the Lease Agreement dated as of July 20, 2005 between Borrower and BNPPLC;

(5) the Purchase Agreement dated as of July 20, 2005 between Borrrower and BNPPLC; and

(6) the Closing Certificate and Agreement dated as of July 20, 2005 between Borrower and BNPPLC.

“Structured Lease Obligations” means the collective reference to all obligations, liabilities, covenants, agreements and undertakings of the Borrower to BNPPLC under the Structures Lease Finance Agreements.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each of the Subsidiaries of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes a “Subsidiary Guarantor” after the date hereof pursuant to Section 6.10.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means BNPP in its capacity as a lender of Swingline Loans hereunder, and such other Revolving Credit Lender that agrees to become a Swingline Lender and is consented to by the Administrative Agent and the Borrower, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether the Class of such Loan or Borrowing is Revolving Credit or Term, as opposed to Swingline.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Term Lender Addendum” means a Term Lender Addendum in the form of Exhibit I or any other form approved by the Administrative Agent entered into by a Person, and accepted and agreed to by the Borrower and the Administrative Agent, pursuant to which such Person shall become a party hereto as a Term Loan Lender.

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make one or more Term Loans hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or 2.10(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Term Loan Commitment is set forth on the applicable Term Lender Addendum, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Loan Commitments is $1,000,000,000.

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means the Quarterly Date falling on or nearest to the seventh anniversary of the Effective Date.

“Total Leverage Ratio” means, on any date, the ratio of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP) to (b) EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Transactions” means the execution, delivery and performance by each Obligor of this Agreement and the other Basic Documents to which such Obligor is intended to be a party, the borrowing of Loans (and the use of the proceeds thereof) and the issuance of Letters of Credit hereunder, the issuance and sale of the Senior Unsecured Notes, the issuance and sale of $350,000,000 of the Borrower’s common stock, the consummation of the Guarantor Mergers and Guarantor Successions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Voting Stock” means, as to any Person, at any time, the outstanding securities of such Person entitled to vote generally in the election of directors of such Person, or of any Persons performing similar functions, even if the right to so vote has been suspended by the happening of any contingency.

“Waivable Mandatory Prepayment” has the meaning assigned to such term in Section 2.10(c).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Syndicated Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Syndicated ABR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Syndicated Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Syndicated ABR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VII, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b) Term Loans. Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a single Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Loan Commitment. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.13, each Syndicated Borrowing shall be constituted entirely of ABR Loans or of Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each Eurodollar Borrowing shall be in an aggregate amount of $10,000,000 or a larger multiple of $5,000,000. Each Syndicated ABR Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000; provided that a Syndicated ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or (in the case of a Revolving Credit ABR Borrowing) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount equal to $1,000,000 or a larger multiple of $500,000. Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurodollar Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurodollar Borrowing): (i) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date; (ii) any Term Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date; or (iii) any Term Borrowing if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date.

SECTION 2.03. Requests for Syndicated Borrowings.

(a) Notice by the Borrower. To request a Syndicated Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Revolving Credit ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing or Term Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Syndicated Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the requested Borrowing shall be made instead as a Syndicated ABR Borrowing.

SECTION 2.04. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the Swingline Lender and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise such Swingline Lender of any such notice received from the Borrower. Each Swingline Lender shall make its Swingline Loans available to the Borrower by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. A Swingline Lender may by notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans of such Swingline Lender. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of such Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to such Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by any Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the relevant Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Lender to issue, at any time and from time to time during the period commencing on the Effective Date and ending on the fifth Business Day preceding the Revolving Credit Commitment Termination Date, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this

Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $30,000,000 and (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursement. If any Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Revolving Credit ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) each Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) each Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Issuing Lenders when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. Each Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

(j) Replacement of the Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor and/or any previous Issuing Lender, as the context shall require. After the replacement of any Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend, renew or extend Letters of Credit issued by it prior to such replacement.

(k) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demand the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.10(b), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(b), the amount required under Section 2.10(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII. Such deposit shall be held by the Administrative Agent in the Collateral Account as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” under and as defined in the Security Agreement, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

(l) Additional Issuing Lenders. From time to time, pursuant to a written agreement signed by the Administrative Agent, the Borrower and a Revolving Credit Lender, the Borrower may designate such Revolving Credit Lender (in addition to the Issuing Lenders referred to in clauses (a) and (b) in the definition of “Issuing Lender”) to act in such capacity and if reasonably satisfactory to the Administrative Agent as an Issuing Lender (provided that whether or not such Revolving Credit Lender shall agree to act in such capacity shall be at its sole discretion).

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Lender shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Lender that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Lender makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.06. Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Credit ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Elections by the Borrower for Syndicated Borrowings. The Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Syndicated Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Syndicated ABR Borrowing at the end of the Interest Period therefor.

SECTION 2.08. Termination and Reduction of the Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date, and

(ii) the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class pursuant to this Section shall be in an amount that is $10,000,000 or a larger multiple of $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of either Class shall be permanent. Each reduction of the Commitments of either Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrower hereby unconditionally promises to pay the Loans as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders the outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Commitment Termination Date,

(ii) to the Administrative Agent for account of the Term Loan Lenders the outstanding principal amount of the Term Loans on the Principal Payment Dates in the aggregate principal amount on each Principal Payment Date equal to the percentage set forth below opposite such Principal Payment Date of the aggregate principal amount of the Term Loans made on the Effective Date (subject to adjustment pursuant to paragraph (b) of this Section):

Principal Payment Date	Percentage
Each of the first through the 24th Principal Payment Dates	0.25%
Each of the 25th through the 28th Principal Payment Dates	23.5%

(iii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan of such Swingline Lender on the earlier of the Revolving Credit Commitment Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Adjustment of Amortization Schedule. Any optional or mandatory prepayment of a Term Borrowing shall be applied ratably to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section. To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(c) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of either Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of either Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(d) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

(f) Effect of Entries. The entries made in the records maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) Promissory Notes. Any Lender may request that Loans of either Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Mandatory Prepayments. The Borrower will prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, as follows:

(i) Casualty Events. Upon the date 180 days following the receipt by the Borrower of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of the Borrower or any of its Subsidiaries (or upon such earlier date as the Borrower or such Subsidiary, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied to the repair or replacement of such property, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph. Nothing in this paragraph shall be deemed to limit any obligation of the Borrower or any of its Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

(ii) Equity Issuance. Upon any Equity Issuance, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that no such prepayment shall be required to the extent that, after giving effect thereto, the Total Leverage Ratio would be less than 3.00 to 1.0.

(iii) Excess Cash Flow. Not later than the date 90 days after the end of each fiscal year of the Borrower ending after the date hereof, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to the excess of (A) 75% of Excess Cash Flow for such fiscal year over (B) the aggregate amount of prepayments of Term Loans made during such fiscal year pursuant to paragraph (a) of this Section, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that no such prepayment shall be required to the extent that, after giving effect thereto, the Total Leverage Ratio would be less than 4.0 to 1.0.

(iv) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders pursuant to Section 7.03 to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (herein, the “Current Disposition”), and of all prior Dispositions as to which a prepayment has not yet been made under this paragraph, shall exceed $1,000,000 then, no later than five Business Days prior to the occurrence of the Current Disposition, the Borrower will deliver to the Lenders a statement, certified by a Financial Officer of the Borrower, in form and detail satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Current Disposition and of all such prior Dispositions and will prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds of the Current Disposition and such prior Dispositions, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph, provided that, notwithstanding the foregoing, the Borrower shall not be required to make a prepayment under this clause (iv) to the extent that

(A) the Borrower advises the Administrative Agent at the time of the relevant Disposition that it intends to use such Net Available Proceeds to make acquisitions permitted by Section 7.03 or Capital Expenditures permitted by Section 7.09(d), and

(B) such Net Available Proceeds are in fact so applied to such reinvestment within 90 days of such Disposition (it being understood that, in the event Net Available Proceeds from more than one Disposition are held by the Borrower, or have been applied to the prepayment of Revolving Credit Loans, such Net Available Proceeds shall be deemed to be utilized in the same order in which such Dispositions occurred and, accordingly, any such Net Available Proceeds so held or applied to the prepayment of Revolving Credit Loans for more than 90 days shall be forthwith applied to the prepayment of Loans as provided above).

(v) Debt Incurrence. Upon any Debt Incurrence, the Borrower shall prepay the Loans (and/or provide cover for LC Exposure as specified in Section 2.05(k)), and/or the Commitments shall be subject to automatic reduction, in an aggregate amount equal to 100% of the Net Available Proceeds thereof, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in clause (vi) of this paragraph; provided that no such prepayment shall be required to the extent that, after giving effect thereto, the Total Leverage Ratio would be less than 3.00 to 1.0.

(vi) Application. Prepayments and/or reductions of Commitments pursuant to this paragraph shall be applied as follows:

first, (A) if such prepayment and/or reduction of the Term Loan Commitments is required to be made before the Term Loan Commitments have terminated, to reduce the aggregate amount of the Term Loan Commitments, and (B) if such prepayment and/or reduction of the Term Loan Commitments is required to be made after the Term Loan Commitments have terminated, to prepay the Term Loans, and second, after the payment in full of the Term Loans and the termination of the Term Loan Commitments, to reduce the aggregate amount of the Revolving Credit Commitments (and to the extent that, after giving effect to such reduction, the total Revolving Credit Exposures would exceed the Revolving Credit Commitments, the Borrower shall, first, prepay Swingline Loans, second, prepay

Revolving Credit Loans and third, provide cover for LC Exposure as specified in Section 2.05(k) in an aggregate amount equal to such excess).

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment under Section 2.10(b) above or clause (i) of Section 7.10 (each, a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the date (each, a “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment (or, in the case of a proposed Optional Junior Payment pursuant to clause (i) of Section 7.10, the date of such proposed Optional Junior Payment), the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied to prepay the Term Loans and reduce Revolving Credit Commitments in accordance with Section 2.10(b)(vi)), and (ii) to the extent of any excess, to the Borrower.

(d) Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the relevant Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Syndicated Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(c).

SECTION 2.11. Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Credit Commitment of such Lender during the period from and including the date hereof to but excluding the earlier of the date such Revolving Credit Commitment terminates and the Revolving Credit Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving Credit Commitments terminate and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Revolving Credit Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Lender a fronting fee in respect of each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the average daily stated and available amount of such Letter of Credit during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which such Letter of Credit expires or is terminated, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Lender, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit ABR Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of the Interest Period for any Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing to, or the continuation of any Syndicated Borrowing as, a Eurodollar Borrowing shall be ineffective and such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Syndicated ABR Borrowing.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any

Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Lender; or

(ii) impose on any Lender or any Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this

Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Eurodollar Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Obligors. Each Obligor shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.

Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at BNP Paribas New York Branch; swift code: BNPAUS3N; Account #:10313000103 Reference: Baldor Electric Company, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or a Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a particular Class shall be made from the relevant Lenders, each payment of commitment fee under Section 2.11 shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Credit Loans and Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and (iv) each payment of interest on Revolving Credit Loans and Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or an Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Lender and each Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

GUARANTEE

SECTION 3.01. The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Obligor under any of the other Loan Documents, and all obligations of the Borrower or any of its Subsidiaries to any Lender (or any affiliate of any Lender) in respect of any Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

For purposes hereof, it is understood that any Guaranteed Obligations to any Person arising under an agreement entered into at a time such Person (or an affiliate thereof) is party hereto as a Lender shall continue to constitute Guaranteed Obligations, notwithstanding that such Person (or its affiliate) has ceased to be a Lender party hereto (by assigning all of its Commitments, Loans, Revolving Credit Exposure and other interests herein) at the time a claim is to be made in respect of such Guaranteed Obligations.

SECTION 3.02. Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 3.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 3.03. Reinstatement. The obligations of the Subsidiary Guarantors under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 3.04. Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 3.05. Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 3.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 3.01.

SECTION 3.06. Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

SECTION 3.07. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 3.08. Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

SECTION 3.09. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 3.01 would otherwise, taking into account the provisions of Section 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 4.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.02. Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Basic Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04. Financial Condition; No Material Adverse Change.

(a) Financial Condition. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2006, certified by the chief financial officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

(b) Pro Form Financial Statements; Projections. The Borrower has heretofore furnished to the Lenders (i) for the Acquired Companies (x) the financial statements in Schedule 5.7 of the Purchase Agreement and (y) the financial statements and pro forma adjustments referred to in Section 8.21 of the Purchase Agreement, (ii) unaudited selected financial information of the Acquired Companies meeting the requirements of Item 301(a) of Regulation S-K for the two fiscal years immediately preceding the last three fiscal years, (iii) pro forma financial statements (giving effect to the Transactions) for the Borrower and its Subsidiaries having the scope, as at the dates and covering the periods required by Regulation S-X and (iv) projected financial statements (including balance sheets, income and cash flow statements) of the Borrower and its Subsidiaries for the eight-year period after the Effective Date. The financial statements described in the foregoing clauses (i) through (iii) present fairly, in all material respects, the financial position and results of operations of such Persons as of such dates and for such periods in accordance with GAAP, and in the case of (i)(y) and (iii), with appropriate pro forma adjustments prepared in good faith based upon assumptions believed to be reasonable at the time. The projections described in the foregoing clause (iv) have been prepared in good faith based upon assumptions believed to be reasonable at the time.

(c) No Material Adverse Change. There has been no Material Adverse Change.

SECTION 4.05. Properties.

(a) Property Generally. Each of the Borrower and its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 7.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06. Litigation and Environmental Matters.

(a) Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 4.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan of the Borrower and its Subsidiaries (including, on the Effective Date, the Acquired Companies) based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

SECTION 4.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 4.12. Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation T, U or X of the Board.

SECTION 4.13. Material Agreements and Liens.

(a) Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower, any of its Subsidiaries or any of the Acquired Companies outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule II.

(b) Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $10,000,000 and covering any property of the Borrower, any of its Subsidiaries or any of the Acquired Companies, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.

SECTION 4.14. Labor Matters. There are no strikes pending or threatened against the Borrower or any of the other Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule VIII, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which the Borrower or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and its Subsidiaries, taken as a whole.

SECTION 4.15. Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule VI is a complete and correct list of all of the Subsidiaries of the Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule VI, on the Effective Date: (x) each of the Borrower and its Subsidiaries will own, free and clear of Liens (other than Liens created pursuant to the Security Documents), and have the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule VI, (y) all of the issued and outstanding capital stock of each such Person organized as a will have been validly issued, fully paid and nonassessable and (z) there will be no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule VI is a complete and correct list of all Investments (other than Investments disclosed in Part A of Schedule VI and other than Investments of the types referred to in clauses (b), (c), (d), (e) and (f) of Section 7.05) that will be held by the Borrower or any of its Subsidiaries in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule VI, on the Effective Date each of the Borrower and its Subsidiaries will own, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.

(c) Restrictions on Subsidiaries. On the Effective Date, none of the Subsidiaries of the Borrower will be subject to any indenture, agreement, instrument or other arrangement of the type described in Section 7.08.

SECTION 4.16. Real Property. Set forth on Schedule VII is a list, as of the date hereof, of all of the real property interests held by the Borrower, its Subsidiaries and the Acquired Companies, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property. No Mortgage encumbers real property which is located in an area that has been identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 4.17. Collateral; Security Interest. Each Security Document is effective to create in favor of the Administrative Agent a legal, valid and enforceable security interest in the Collateral subject thereto and, such security interest is perfected to the extent required by (and has the priority required by) the Security Documents, except to the extent that the creation, perfection or priority of such security interest is subject to the completion of any Post-Closing Action.

SECTION 4.18. Solvency.

(a) Immediately after giving effect to the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Borrower (individually) and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and its Subsidiaries on a consolidated basis did not and will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

(b) The Borrower does not intend to, and does not believe that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 4.19. Purchase Agreement. The condition precedent set forth in the first sentence of Section 11.1 of the Purchase Agreement will be satisfied on and as of the Effective Date.

ARTICLE V

CONDITIONS

SECTION 5.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each (or have received evidence of) of the following, each of which shall be satisfactory to the Administrative Agent in form and substance (or such condition shall have been waived in accordance with Section 10.02):

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement. Each other Loan Document shall have been duly executed and delivered by each Obligor stated to be a party thereto.

(b) Opinion of Counsel to the Obligors. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Thompson Coburn LLP, counsel for the Obligors, substantially in the form of Exhibit F-1 (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent), and a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date which opinion shall be delivered substantially simultaneously with the consummation of the Guarantor Mergers and Guarantor Successions) of Thompson Coburn LLP, counsel for the Obligors, substantially in the form of Exhibit F-2 (and each Obligor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Opinion(s) of Local Counsel. Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) local counsel in the respective states in which the properties covered by the Mortgage(s) are located, covering the matters set forth in Exhibit G, which such modifications as the Administrative Agent may reasonably agree and (ii) counsel for each Issuer organized under the law of Mexico, Canada, China, Australia or Singapore, covering such matters as may be reasonably requested by the Administrative Agent, and each Obligor hereby instructs such counsel to deliver such opinion(s) to the Lenders and the Administrative Agent; provided that to the extent that any Mortgages or Share Pledges shall be deemed to be Post-Closing Actions pursuant to clause (g) or (h) below, the delivery of the related local counsel opinions shall also be deemed to be Post-Closing Actions.

(d) Opinion of Special New York Counsel to BNPP. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Milbank, Tweed, Hadley & McCloy, LLP, special New York counsel to BNPP, substantially in the form of Exhibit H (and BNPP hereby instructs such counsel to deliver such opinion to the Lenders).

(e) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f) Officer’s Certificates. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Section 5.02(a) (without regard to Section 5.02(b)), and a certificate from the Chief Financial Officer of the Borrower with respect to solvency of the Borrower and its Subsidiaries with respect to the matters set forth in clauses (i) through (iv) of paragraph (a), and in paragraph (b), of Section 4.18.

(g) Security Documents. The documents and instruments reasonably required to perfect the Secured Parties’ first-priority Lien on, and security interest in, the Collateral required to be delivered on or prior to the Effective Date (including delivery of any capital stock certificates and undated stock powers executed in blank) shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of the Secured Parties, a perfected (to the extent obtainable under applicable law) first-priority Lien on, and security interest in, the Collateral; provided that to the extent that any such actions (other than the pledge and perfection of the security interests in the capital stock of Subsidiaries held by the Obligors and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not completed on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, such actions (“Post-Closing Actions”) shall not constitute conditions precedent under this Section 5.01.

(h) Mortgage(s) and Title Insurance. The following documents, each of which shall be duly executed (and, where appropriate, acknowledged) and delivered by Persons satisfactory to the Administrative Agent; provided that to the extent that any such documents are not delivered on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, such delivery of such documents shall be deemed to be Post-Closing Actions and shall not constitute conditions precedent under this Section 5.01:

(i) one or more Mortgages covering the facilities of the Obligors set forth in Schedule VII, in each case duly executed and delivered by the applicable Obligor in recordable form (in such number of copies as the Administrative Agent shall have requested) and, to the extent necessary under the applicable law, for filing in the appropriate county land office(s), Uniform Commercial Code financing statements covering fixtures (“Fixture Filings”), in each case appropriately completed (provided that the delivery of any such Mortgage covering a leasehold property shall not be a condition to the Effective Date if it would constitute a breach of the lease, sublease or other occupancy agreement applicable to such property to grant such Mortgage without the consent of the relevant landlord(s) and the Borrower is not able to obtain such consent after using its best efforts to cause such landlord(s) to deliver such consent); and, to the extent necessary with respect to any leasehold property to be subjected to a Mortgage, consents of the respective landlords with respect to such property (provided that the Borrower shall not be required to deliver any such landlord consent if the Borrower is not able to obtain such consent after using its best efforts to cause the relevant landlord(s) to deliver such consent);

(ii) one or more mortgagee policies of title insurance on forms of and issued by a title company satisfactory to the Administrative Agent (the “Title Company”), in ALTA, extended coverage, Lender’s Fee Policy Form 1970 (revised 10/17/84) or such other form approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), or a binding marked commitment to issue such policy or policies, or endorsements, as the case may be, insuring the Administrative Agent for the benefit of the Administrative Agent and the Lenders, in an amount not less than 110% of the fair market value of such property, insuring the validity and priority of the Liens created under the Mortgage(s) for and in amounts satisfactory to the Administrative Agent, subject only to such exceptions as are reasonably satisfactory to the Administrative Agent; each such title policy shall contain: (A) full coverage against mechanics’ liens (filed and inchoate), (B) a reference to the relevant survey with no survey exceptions except those theretofore approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (C) such affirmative insurance and endorsements as the Administrative Agent may reasonably require; and each such title policy shall be accompanied by such reinsurance agreements between the Title Company and such other title companies that shall have been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), in ALTA Facultative Reinsurance Agreement 9/24/94 form;

(iii) as-built surveys of recent date of each of the facilities to be covered by the Mortgage(s), showing such matters as may be reasonably required by the Administrative Agent and the Title Company, which surveys shall be in form and content acceptable to the Administrative Agent, and certified to the Administrative Agent and to each Lender and the Title Company, and shall have been prepared by a registered surveyor reasonably acceptable to the Administrative Agent;

(iv) certified copies of permanent and unconditional certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in a jurisdiction in which the facilities to be covered by the Mortgage(s) are located, then such other evidence reasonably satisfactory to the Administrative Agent) permitting the fully functioning operation and occupancy of each such facility and of such other permits necessary for the use and operation of each such facility issued by the respective governmental authorities having jurisdiction over each such facility (provided that delivery of such certificates shall not be a condition to the Effective Date if the Borrower is not able, after using commercially reasonable efforts, to obtain copies or other evidence of such certificates); and

(v) evidence of payment to the Title Company of all expenses and premiums of the Title Company in connection with the issuance of such title policies and endorsements and payment to the Title Company of an amount equal to any fees or taxes, including, without limitation, any recording, mortgage, intangibles, transfer and stamp taxes payable in connection with recording the Mortgages and Fixture Filings, if applicable, in the appropriate county or state land office(s).

(i) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 6.05(b) and the designation of the Administrative Agent as the loss payee or additional named insured, as the case may be, thereunder to the extent required by Section 6.05(b), such certificates to be in such form and contain such information as is specified in Section 6.05(b).

(j) Senior Unsecured Notes. Evidence that the Senior Unsecured Notes Indenture shall have been duly authorized, executed and delivered in the form last delivered to the Administrative Agent before the execution and delivery hereof, and that the Borrower shall have received gross cash proceeds in an aggregate amount of at least $550,000,000 in consideration for the issuance of Senior Unsecured Notes.

(k) Common Stock. Evidence that the Borrower shall have received gross cash proceeds of at least $350,000,000 from the issuance of its common stock.

(l) Consummation of Acquisition. Evidence that (i) the Acquisition shall have been (or shall be simultaneously) consummated in all material respects in accordance with the terms of the Purchase Agreement (except for any modifications, supplements or waivers thereof, or written consents or determinations made by the parties thereto, that are materially adverse to the interests of the Lenders and have not been approved by the Administrative Agent) and (ii) all governmental approvals necessary in connection with the Transactions (other than any which under the Purchase Agreement are required only for the purchase of the China business) shall have been obtained and be in full force and effect, and all applicable waiting periods (other than any which under the Purchase Agreement are required only for the purchase of the China business) shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions and no Applicable Law could reasonably be expected to have such effect.

(m) Consummation of Guarantor Mergers and Guarantor Successions. Evidence that the Guarantor Mergers and Guarantor Successions shall be consummated in accordance with Section 6.10(d) substantially simultaneously with the Acquisition.

(n) Repayment of Indebtedness. Evidence of (i) the termination and the payment of all Indebtedness outstanding on the Effective Date (other than Indebtedness permitted by Section 7.01 to remain outstanding after the Effective Date) and (ii) the termination of Liens and security interest granted in connection therewith (or arrangements reasonably satisfactory to the Administrative Agent for such terminations shall have been made) and receipt be to the Administrative Agent all documents or instruments, or copies thereof, necessary to release such Liens securing such Indebtedness or other obligations of the Borrower or its Subsidiaries thereunder.

(o) Ratings. Evidence that the Loans and the Senior Unsecured Notes shall have received ratings by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group.

The obligation of each Lender to make its initial extension of credit hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, LLP, special New York counsel to BNPP, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to the Borrower).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing,

the obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) on or prior to 3:00 p.m., New York City time, on April 30, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02. Each Credit Event. (a) The obligation of each Lender to make any Loan, and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit, is (subject, in the case of the extensions of credit to be made on the Effective Date, to Section 5.02(b)) additionally subject to the satisfaction of the following conditions (both immediately before and immediately after the making of the relevant Loan or the issuance, amendment, renewal or extension of the relevant Letter of Credit, as the case may be, and the intended use thereof):

(i) the representations and warranties of the Obligors set forth in this Agreement, and of each Obligor in each of the other Loan Documents to which it is a party, shall be true and correct on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable; and

(ii) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) It is understood and agreed that, for purposes of whether conditions precedent set forth in Section 5.02(a) hereof are satisfied on the Effective Date, references herein to Subsidiaries of the Borrower shall be deemed to include the Acquired Companies on the Effective Date before the consummation of the Acquisition, provided that:

(i) the only representations and warranties relating to the Acquired Companies the truth and correctness of which shall constitute conditions precedent to the making of Loans and the issuance of Letters of Credit on the Effective Date shall be (A) the representation and warranty set forth in Section 4.19 hereof, but only to the extent that (x) the corresponding representations and warranties made by the Seller in the Purchase Agreement are material to the interests of the Lenders, (y) the Borrower has the right to terminate its obligations under the Purchase Agreement as a result of a breach of such corresponding representations and warranties (determined without regard to whether any notice is required to be delivered by the Borrower) or (z) the accuracy of such corresponding representations and warranties is a condition precedent under the Purchase Agreement to the Borrower’s obligation to consummate the Acquisition, and (B) the representations set forth in Sections 4.01, 4.02, 4.03, 4.08, 4.12 and 4.17; and

(ii) compliance with Section 7.09 hereof shall not be a condition precedent to the making of Loans or the issuance of Letters of Credit on the Effective Date, notwithstanding that non-compliance therewith shall constitute a Default.

(c) Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions precedent thereto set forth in Section 5.02(a) have been satisfied (determined without regard to Section 5.02(b)) or that such condition has been waived in accordance with Section 10.02.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 7.01, 7.02, 7.06 and 7.09 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally or to holders of Senior Unsecured Notes;

(f) within 90 days after the beginning of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries in form reasonably satisfactory to the Administrative Agent for such fiscal year; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) the assertion of any environmental matter by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage from casualty or condemnation excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but subject to the terms of any lease, sublease or other occupancy agreement applicable to such properties.

SECTION 6.07. Compliance with Laws and Other Obligations. The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (ii) comply in all material respects with the terms of all terms of Indebtedness and all other material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans will be used only to pay a portion of the purchase price for the Acquired Companies under the Purchase Agreement and to pay transaction costs and expenses arising from the Transactions. The Letters of Credit and the proceeds of the Revolving Loans will be used only for general corporate purposes of the Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.09. Hedging Agreements. The Borrower will within 90 days of the Effective Date enter into, and thereafter maintain in full force and effect, one or more Hedging Agreements with one or more of the Lenders that effectively enables the Borrower (in a manner satisfactory to the Administrative Agent) to protect itself against three-month London interbank offered rates as to a notional principal amount at least equal to $350,000,000 for a period of at least 3 years measured from the Effective Date.

SECTION 6.10. Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Significant Subsidiaries of the Borrower, other than Controlled Foreign Corporations, are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Significant Subsidiary which shall constitute a Domestic Subsidiary hereunder (or any existing Subsidiary shall become a Significant Subsidiary that is a Domestic Subsidiary), the Borrower and its Subsidiaries will cause such new Significant Subsidiary to

(i) become a “Subsidiary Guarantor” hereunder, and an “Obligor” under the Security Agreement pursuant to a Guarantee Assumption Agreement,

(ii) cause such Subsidiary to take such action (including delivering such shares of stock, executing and delivering such Uniform Commercial Code financing statements and executing and delivering mortgages or deeds of trust covering the real property and fixtures owned or leased by such Subsidiary) as shall be necessary to create and perfect valid and enforceable first priority Liens on substantially all of the property of such new Subsidiary (other than Voting Stock of any Controlled Foreign Corporation exceeding 65% of the issued and outstanding Voting Stock of such Controlled Foreign Corporation) as collateral security for the obligations of such new Subsidiary hereunder and

(iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 5.01 on the Effective Date or as the Administrative Agent shall have requested.

(b) Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, the Borrower will, and will cause each other Obligor to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower), perfected security interests and Liens in substantially all of the property of such Obligor (other than Voting Stock of any Controlled Foreign Corporation exceeding 65% of the issued and outstanding Voting Stock of such Controlled Foreign Corporation) as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

If any Obligor shall have or acquire any real property interest, including improvements, after the Effective Date having a fair market value of $1,000,000 or more (or shall make improvements upon any existing real property interest resulting in the fair market value of such interest together with such improvements being equal to $1,000,000 or more), then (subject, in the case of any such interest that is a leasehold interest, to the delivery by the relevant landlord(s) of any required landlord consent) it will (or, as applicable, will cause the respective Obligor holding such real property interest to), if the Administrative Agent elects to encumber such property, in the Administrative Agent’s sole and absolute discretion, promptly execute and deliver in favor of the Administrative Agent a mortgage, deed of trust or deed to secure debt (as appropriate for the jurisdiction in which such respective real property is situated) pursuant to which such Obligor will create a Lien upon such real property interest (and improvements) in favor of the Administrative Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) as collateral security for the obligations of such Obligor under this Agreement or, as applicable, under the respective Guarantee Assumption Agreement to which such Obligor is a party, and will deliver (or, or in case of landlords’ consents, will use its best efforts to cause the relevant landlord(s) to deliver) such opinions of counsel, landlords’ consents, surveys and title insurance policies as the Administrative Agent shall reasonably request in connection therewith.

(c) Acquired Companies. The actions required by this Section 6.10, other than Post-Closing Actions, with respect to the Acquired Companies shall be completed on the Effective Date.

(d) Special Provisions Relating to Initial Guarantors. Without limiting the generality of the foregoing clauses (a), (b) and (c), on the Effective Date, the Borrower shall cause each of the Initial Guarantors to, promptly following the consummation of the Acquisition, merge with and into each of the Reliance Significant Subsidiaries with the Reliance Significant Subsidiaries being the respective surviving entities (the “Guarantor Mergers”), and cause each Reliance Significant Subsidiary to duly execute and deliver a Guarantor Assumption Agreement pursuant to which each Reliance Significant Subsidiary will succeed to all obligations and liabilities of the Initial Guarantors hereunder and under the other Loans Documents (the “Guarantor Successions”).

SECTION 6.11. Post-Closing Actions; Etc.. The Borrower will complete all Post-Closing Actions within 90 days after the Effective Date. Notwithstanding the foregoing, the Borrower will within 30 days after the Effective Date deliver to the Administrative Agent a certificate setting forth the nature of the ownership interests of each Subsidiary identified on Part A of Schedule VI, together with all certificates or instruments representing or evidencing any

Pledged Shares that have not been previously delivered to the Administrative Agent, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request.

ARTICLE VII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 7.01. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Part A of Schedule II, or, to the extent not meeting the minimum thresholds for required listing on Schedule II pursuant to Section 4.13, in an aggregate amount not exceeding $10,000,000 (excluding, however, following the making of the initial Loans hereunder, the Indebtedness to be repaid with the proceeds of such Loans, as indicated on Schedule II) and any Permitted Refinancing of such Indebtedness;

(c) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor, and of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary Guarantor and by any Subsidiary of Indebtedness of the Borrower or any Subsidiary Guarantor, and by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $25,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit; and

(h) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Borrower’s Subsidiaries that are not Guarantors permitted by this clause (h) shall not exceed US$10,000,000 at any time outstanding.

SECTION 7.02. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to the Security Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Part B of Schedule II, or, to the extent not meeting the minimum thresholds for required listing on Schedule II pursuant to Section 4.13, in an aggregate amount not exceeding $10,000,000 (excluding, however, following the making of the initial Loans hereunder, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on Schedule II); provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 7.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.

SECTION 7.03. Fundamental Changes. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments permitted under Section 7.05(g) and Capital Expenditures permitted under Section 7.09(d). The Borrower will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary; provided that (i) if any such transaction shall be between a Subsidiary and the Borrower, the Borrower shall be the continuing or surviving corporation, (ii) subject to the preceding clause (i), if any such transaction shall involve a Subsidiary Guarantor, the continuing corporation shall be a Subsidiary Guarantor, (iii) subject to the preceding clauses (i) and (ii), if any such transaction shall involve a wholly owned Subsidiary, the continuing corporation shall be a wholly owned Subsidiary and (iv) if any such transaction shall involve a Subsidiary the Capital Stock of which is Collateral before such transaction, the Capital Stock of the surviving entity shall be Collateral after giving effect thereto;

(b)(i) any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower, (ii) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to another Subsidiary Guarantor and (iii) any Subsidiary of the Borrower that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to another Subsidiary (provided that, if the Subsidiary making such sale, lease, transfer or other disposition is a wholly owned Subsidiary, the transferee shall also be a wholly owned Subsidiary);

(c) the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary of the Borrower, provided that if such capital stock is Collateral before such sale, transfer or other disposition it shall remain Collateral after giving effect thereto;

(d) the Acquisition may be consummated; and

(e) the Borrower or any wholly owned Subsidiary of the Borrower may acquire any business, and the related assets, of any other Person (whether by way of purchase of assets or stock, by merger or consolidation or otherwise), so long as:

(i) such acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Borrower or a wholly owned Subsidiary of the Borrower and, if effected by merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving entity and, if effected by merger or consolidation involving a wholly owned Subsidiary of the Borrower, such wholly owned Subsidiary shall be the continuing or surviving entity;

(ii) such acquisition (if by purchase of stock) shall be effected in such manner so that the acquired entity becomes a wholly owned Subsidiary of the Borrower;

(iii) after giving effect to such acquisition the Borrower shall be in compliance with Section 7.09 (the determination of such compliance to be calculated on a pro forma basis, as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such acquisition for which financial statements of the Borrower and its Subsidiaries are available, under the assumption that such acquisition shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period, and under the assumption that interest for such period had been equal to the actual weighted average interest rate in effect for the Loans hereunder on the date of such acquisition) and, in the event that the aggregate amount of expenditures in respect of such acquisition shall exceed $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate compliance with this subclause (iii); and

(iv) immediately prior to such acquisition and after giving effect thereto, no Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Borrower will not, and will not permit its Subsidiaries to (x) create or acquire any Domestic Subsidiary that is not directly or indirectly wholly-owned by the Borrower or (y) permit any Domestic Subsidiary that is directly or indirectly wholly-owned by the Borrower to become a Subsidiary that is not directly or indirectly wholly-owned by the Borrower.

SECTION 7.04. Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than the business of manufacturing, distributing and selling industrial electric motors, drives, generators and related products.

SECTION 7.05. Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Part B of Schedule VI;

(b) operating deposit accounts with banks;

(c) Permitted Investments;

(d) Investments by the Borrower and its Subsidiaries in the Borrower and its Subsidiaries;

(e) Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning and not for speculative purposes;

(f) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(g) Investments permitted by paragraphs (d) and (e) of the penultimate sentence of Section 7.03.

(h) additional Investments up to but not exceeding $25,000,000 in the aggregate.

For purposes of clause (h) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 7.06. Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;

(b) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(c) the Borrower may declare and pay dividends on its common stock, or acquire its common stock in open market purchases or otherwise, in an annual aggregate amount not to exceed (a) $35,000,000 plus (b) an amount equal to 6% of net cash proceeds received by Borrower or reduction of the principal amount of Indebtedness from the issuance, exchange or sale of its common stock after the date hereof; provided further that, in each case, (i) on the date of any such Restricted Payment and after giving effect thereto no Default shall have occurred and be continuing and (ii) the Borrower shall have delivered to each Lender, at least 3 Business Days (but not more than 10 Business Days) prior to the date of the proposed Restricted Payment, a certificate of a Financial Officer of the Borrower setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate.

Nothing herein shall be deemed to prohibit the payment of dividends by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower.

SECTION 7.07. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 7.06.

SECTION 7.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that:

(i) the foregoing shall not apply to (w) restrictions and conditions imposed by the Structured Lease Finance Agreements provided that such restrictions and conditions are no more restrictive or onerous than those imposed by this Agreement, (x) restrictions and conditions imposed by law or by this Agreement, (y) restrictions and conditions existing on the date hereof identified on Schedule III (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (z) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and

(ii) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 7.09. Certain Financial Covenants.

(a) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

Period	Ratio
From the Effective Date, to but excluding December 31, 2007	6.25 to 1
From December 31, 2007, to but excluding December 31, 2008	5.50 to 1
From December 31, 2008, to but excluding December 31, 2009	4.25 to 1
From December 31, 2009, to but excluding December 31, 2010	3.75 to 1
From December 31, 2010, and at all times thereafter	3.00 to 1

(b) Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio to exceed the following respective ratios for the following respective periods:

Period	Ratio
From the Effective Date, to but excluding December 31, 2007	4.00 to 1
From December 31, 2007, to but excluding December 31, 2008	3.50 to 1
From December 31, 2008, to but excluding December 31, 2009	2.75 to 1
From December 31, 2009, to but excluding December 31, 2010	2.25 to 1
From December 31, 2010, and at all times thereafter	2.00 to 1

(c) Fixed Charges Ratio. The Borrower will not permit the Fixed Charges Ratio to be less than the following respective ratios as at the last day of any fiscal quarter ending during the following respective periods:

Period	Ratio
From Effective Date, to but excluding December 31, 2007	1.10 to 1
From December 31, 2007, to but excluding December 31, 2008	1.15 to 1
From December 31, 2008, and at all times thereafter	1.25 to 1

(d) Capital Expenditures. The Borrower will not permit the aggregate amount of Capital Expenditures to exceed the following respective amounts for the following respective periods:

Period	Amount
From the Effective Date through December 31, 2007	50,000,000
From January 1, 2008 through December 31, 2008	50,000,000
From January 1, 2009 through December 31, 2009	50,000,000
From January 1, 2010 and each fiscal year thereafter	60,000,000

If the aggregate amount of Capital Expenditures for any period set forth in the schedule above shall be less than the amount set forth opposite such period in the schedule above, then the shortfall shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) period and, for purposes hereof, the amount of Capital Expenditures made during any period shall be deemed to have been made first from the amount of any carryover from any previous fiscal year and last from the permitted amount set forth in the schedule above.

SECTION 7.10. Prepayments of Junior Indebtedness. The Borrower will not, and will not permit its Subsidiaries to, (a) except as provided in the next succeeding paragraph, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Junior Indebtedness, or enter into any derivative or other transaction obligating the Borrower or any Subsidiary to make payments to any counterparty as a result of any change in market value of any Junior Indebtedness or (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes Documents, except that this provision shall not prohibit any Permitted Refinancing of Indebtedness.

The Borrower may use Available Excess Cash Flow to make any optional or voluntary payment, prepayment, repurchase or redemption of Junior Indebtedness (an “Optional Junior Payment”); provided that:

(i) in the case of any Optional Junior Payment using any Available Excess Cash Flow determined pursuant to clause (b) of the definition thereof, the Borrower shall first make an offer to the Lenders to prepay the Term Loans with such Available Excess

Cash Flow and may only make such Optional Junior Payment to the extent that the Lenders shall have elected not to receive such prepayment pursuant to Section 2.10(c);

(ii) at any time the Total Leverage Ratio is equal to or greater than 4.00 to 1.00, no Optional Junior Payments may be made if after giving effect to such Optional Junior Payment the aggregate amount of all Optional Junior Payments would exceed $25,000,000;

(iii) at any time the Total Leverage Ratio is equal to or greater than 3.00 to 1.00 (but less than 4.00 to 1.00), no Optional Junior Payments may be made if after giving effect to such Optional Junior Payment the aggregate amount of all Optional Junior Payments would exceed $75,000,000;

(iv) at any time the Total Leverage Ratio is less than 3.00 to 1.00, no Optional Junior Payments may be made if after giving effect to such Optional Junior Payment the aggregate amount of all Optional Junior Payments would exceed $150,000,000;

(v) after giving effect to such Optional Junior Payment the Borrower shall be in compliance with Section 7.09 (determined on a Pro Forma Basis, provided that for purposes of determining compliance with Section 7.09(c), the calculation of Debt Service shall include the amount of such Optional Junior Payment and any other Optional Junior Payments made during the same period) and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer showing calculations in reasonable detail to demonstrate compliance with this clause (v); and

(vi) immediately prior to such Optional Junior Payment and after giving effect thereto, no Default shall have occurred and be continuing.

SECTION 7.11. Sale and Leasebacks. The Borrower will not, and will not permit its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Borrower or its Subsidiaries of real or personal property which has been or is to be sold or transferred for fair value by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary unless such sale and leaseback transaction would be permitted as a Lien under Section 7.02(e).

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made; or any representation or warranty made by the Seller or the RA Sub Sellers pursuant to the Purchase Agreement shall prove to have been false or misleading as of the time made in any material respect;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the Borrower’s existence), 6.08 or 6.10 or in Article VII or any Obligor shall default in the performance of any of its obligations contained in Section 4.02 or 5.02 of the Security Agreement or any provisions of the Mortgage(s); or any “Obligor” party thereto shall default in the performance of any of its obligations contained in the Security Agreement;

(e) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness (without giving effect to any waiver or extension thereof);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any year or (ii) $25,000,000 for all periods;

(m) a reasonable basis shall exist for the assertion against the Borrower or any of its Subsidiaries, or any predecessor in interest of the Borrower or any of its Subsidiaries, of (or there shall have been asserted against the Borrower or any of its Subsidiaries) any claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries or predecessors that, in the judgment of the Required Lenders, are reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and the amount thereof (either individually or in the aggregate) is reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Borrower or any of its Subsidiaries but after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor);

(n) a Change in Control shall occur; or

(o) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 7.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents or the Guarantee in Article III shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Obligor;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:

(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Obligors accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Obligors accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Each Lender recognizes and agrees that the Joint-Lead Arrangers, Joint-Bookrunners and the Syndication Agent shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for an Obligor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by Section 4.03 of the Security Agreement, that, in the event it shall hold any Permitted Investments referred to therein, such Permitted Investments shall be held in the name and under the control of such Lender, and such Lender shall hold such Permitted Investments as a collateral sub-agent for the Administrative Agent thereunder. Each Obligor by its execution and delivery of this Agreement hereby consents to the foregoing.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 10.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien provided that it obtains the consent of the Required Lenders thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such collateral or release all or substantially all of the guarantors under the Security Documents from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower or any Subsidiary Guarantor, to it at Baldor Electric Company, 5711 R.S. Boreham, Jr. Street, Fort Smith, Arkansas 72901, Attention of: Chief Financial Officer (Telecopy No. (479) 648-5752; Telephone No. (479) 648-5793);

(b) if to the Administrative Agent, to BNP Paribas, The Equitable Tower, 787 Seventh Avenue, New York, NY 10019, Attention of Michelle Bruno (Telecopy No. 212-471-6992; Telephone No. 212-471-6642);

(c) if to BNPP as Issuing Lender, to it at 919 3rd Avenue, New York, NY 10022, Attention of Johnie Etheredge (Telecopy No. 212-471- 6996; Telephone No. 212-471-6378, and if to any other Issuing Lender, to it at its address (or telecopy number) set forth on its Administrative Questionnaire;

(d) if to BNP Paribas as the Swingline Lender, to it at, The Equitable Tower, 787 Seventh Avenue, New York, NY 10019, Attention of Michelle Bruno (Telecopy No. 212-471-6992; Telephone No. 212-471-6642), and if to any other Issuing Lender, to it at its address (or telecopy number) set forth on its Administrative Questionnaire; and

(e) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.17(d) without the consent of each Lender affected thereby,

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vi) release all or substantially all of the Guarantors from their guarantee obligations under Article III without the written consent of each Lender; and provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Lender or a Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Lender or such Swingline Lender, as the case may be, and (y) that any modification or supplement of Article III shall require the consent of each Subsidiary Guarantor.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in Section 2.09(a) of this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the applicable Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any payments that the Administrative Agent is required to make under any indemnity issued to any bank referred to in Section 4.02 of the Security Agreement to which remittances in respect of Accounts, as defined therein, are to be made, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Lender or a Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Lender or any Swingline Lender in its capacity as such.

(d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that

(i) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, each Issuing Lender and each Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld),

(ii) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment(s), the amount of the Commitment(s) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and

Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case or the Revolving Credit Commitment and $1,000,000 in the case of a Term Loan, unless each of the Borrower and the Administrative Agent otherwise consent,

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose vehicle (an “SPV”) of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Borrower may bring any proceeding against either the Granting Lender or the SPV in order to enforce any rights of the Borrower under any of the Loan Documents. The making of a Loan by an SPV hereunder shall utilize the relevant Commitment of the

Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof arising out of any claim against such SPV under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section, any SPV may with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support (if any) with respect to commercial paper issued by such SPV to fund such Loans and such SPV may disclose, on a confidential basis, confidential information with respect to the Borrower and its Subsidiaries to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit liquidity enhancement to such SPV. This paragraph may not be amended without the consent of any SPV at the time holding Loans under this Agreement.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Lender or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the last paragraph of Article IX or in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) No Assignments to the Obligors or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 3.03 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement,

(vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than an Obligor. For the purposes of this paragraph, “Information” means all information received from any Obligor relating to any Obligor or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by an Obligor; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Patriot Act. Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BALDOR ELECTRIC COMPANY

By	/s/ Ronald E. Tucker
Name: Ronald E. Tucker Title: President, Chief Financial Officer and Secretary

SUBSIDIARY GUARANTORS

BALDOR SUB 1, INC.

By	/s/ Ronald E. Tucker
Name: Ronald E. Tucker Title:

BALDOR SUB 2, INC.

By	/s/ Ronald E. Tucker
Name: Ronald E. Tucker Title: President, Chief Financial Officer and Secretary

BALDOR SUB 3, INC.

By	/s/ Ronald E. Tucker
Name: Ronald E. Tucker Title: President, Chief Financial Officer and Secretary

LENDERS
BNP PARIBAS, individually, as Swingline Lender, an Issuing Lender and as Administrative Agent

By	/s/ Shayn March
Name: Shayn March Title: Director

By	/s/ Renaud-Franck Falce
Name: Renaud-Franck Falce Title: Director